UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT


                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  January 9, 2002


                                   NETTAXI.COM
                                   -----------
             (Exact name of registrant as specified in its charter)

                                    000-26109
                                    ---------
                            (Commission File Number)

              Nevada                                     82-0486102
              ------                                     ----------
  (State or other jurisdiction              (I.R.S. Employer Identification No.)
of incorporation or organization)

              1875 South Bascom Ave., No. 116, Campbell, CA 95008
              ---------------------------------------------------
          (Address of Principal Executive Offices Including Zip Code)

       Registrant's telephone number, including area code: (408) 879-9880
                                                           --------------

ITEM  5.     OTHER  EVENTS

     On January 9, 2002 Nettaxi.com executed a definitive merger agreement which contemplates the merger of RAES Acquisition Corporation, a California corporation and wholly owned subsidiary of Nettaxi.com with RAE Systems, Inc., a California corporation. Under the terms of the merger agreement, unanimously approved by both Boards of Directors, RAE Systems shareholders will receive approximately 80% of the outstanding shares of the combined entity. Subject to the approval of shareholders, Nettaxi shares will be reverse split at the ratio of 5.67 to 1 prior to the closing of the merger. The management and Board of Directors of Nettaxi will resign at the closing of the merger and be replaced with the Board of Directors and management team of RAE Systems. The transaction, which is expected to be tax-free to shareholders of both companies for U.S. Federal income tax purposes is subject to the approval of each party's shareholders. Upon completion of the merger, the new company will be known as RAE Systems Inc. The merger would make RAE Systems a public company. Further information regarding the merger will be provided in a proxy statement filed with the Securities and Exchange Commission. The transaction is described in more detail in the press release and the Merger Agreement and Plan of Reorganization, copies of which are filed as exhibits hereto, and which information is incorporated herein by reference.

ITEM  7.     FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     (c)  EXHIBITS.

          2.1 Merger Agreement and Plan of Reorganization dated January 9, 2002 by and among the Registrant, RAE Systems Inc., a California corporation and RAES Acquisition Corporation, a California corporation.

          99.1 Press Release dated January 10, 2002, in connection with the announcement of the execution of the merger agreement.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

          NETTAXI.COM

Date:  January 10, 2002                 By:  /s/  Robert A. Rositano, Jr.
                                             ----------------------------
                                                  Robert A. Rositano, Jr.
                                                  Chief  Executive  Officer